Exhibit 5.1

[O’Melveny & Myers LLP Letterhead]

November 7, 2013
SolarWinds, Inc.
SolarWinds Worldwide, LLC
3711 S. MoPac Expressway
Building Two
Austin, Texas 78746

SolarWinds, Inc.
SolarWinds Worldwide, LLC
Registration Statement on Form S-3
Ladies and Gentlemen:
We have acted as counsel to SolarWinds, Inc., a Delaware corporation (the “Company”), and its wholly owned subsidiary, SolarWinds Worldwide, LLC, a Delaware limited liability company (“SolarWinds Worldwide, and, together with the Company, the “Registrants”), in connection with the preparation and filing by the Registrants of a registration statement on Form S‑3 (the “Registration Statement”) with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the offering from time to time, pursuant to Rule 415 under the Securities Act, of (i) debt securities of the Company (the “Debt Securities”) which may be senior or subordinated, (ii) guarantees of the Debt Securities (the “Guarantees”) by SolarWinds Worldwide (in its capacity as guarantor, the “Guarantor”), (iv) common stock, par value $0.001 per share, of the Company (the “Common Stock”), (v) preferred stock, par value $0.001 per share, of the Company (the “Preferred Stock”), which may be issued as such or in the form of depositary shares (the “Depositary Shares”) evidenced by depositary receipts issued against deposit of shares of Preferred Stock pursuant to a deposit agreement to be entered into between the Company and a bank or trust company selected by the Company (the “Depositary”), (vi) warrants to purchase Debt Securities, Preferred Stock, Depositary Shares, Common Stock or any combination thereof (the “Warrants”), (vii) purchase contracts of the Company (the “Purchase Contracts”), obligating the holders thereof to purchase from or sell to the Company, or the Company to sell to or purchase from such holders, shares of Common Stock, Preferred Stock, Depositary Shares or Debt Securities at a future date or dates and (viii) purchase units of the Company (the “Purchase Units” and, together with the Debt Securities, the Guarantees, the Common Stock, the Preferred Stock, the Depositary Shares, the Warrants and the Purchase Contracts, the “Securities”), each consisting of a Purchase Contract and Debt Securities, preferred securities or debt or equity obligations of third parties, including U.S. Treasury securities. The offering of the Securities will be as set forth in the prospectus forming a part of the Registration Statement (the “Prospectus”), as supplemented by one or more supplements to the Prospectus (each supplement, a “Prospectus Supplement”).
The Debt Securities will be issued pursuant to an Indenture (the “Indenture”) among the Company, the Guarantor, if applicable, and the trustee party thereto (the “Trustee”), a form of which is filed as an exhibit to the Registration Statement. The Preferred Stock will be issued in one or more series and the relative powers, designations, preferences, rights and qualifications, limitations or restrictions of such Preferred Stock will be set forth in one or more certificates of designation (each, a “Certificate of Designation”). The Warrants will be issued under one or more warrant agreements (each, a “Warrant Agreement”) to be entered into between the Company and the warrant agent party thereto (the “Warrant Agent”). The Depositary Shares will be issued in one or more series pursuant to one or more deposit agreements (each, a “Deposit Agreement”) to be entered into between the Company and the depositary party thereto (the “Depositary”). The Purchase Contracts will be issued pursuant to one or more purchase contract agreements (each, a “Purchase Contract Agreement”) to be entered into between the Company and the Purchase Contract agent party thereto (the “Purchase Contract Agent”). The Purchase Units will be issued pursuant to one or more unit agreements (each, a “Unit Agreement”) to be entered into between the Company and the Purchase Unit agent party thereto (the “Unit Agent”). Each Certificate of Designation, Deposit Agreement, Warrant Agreement, Purchase Contract Agreement and Unit Agreement, as applicable, will be in a form to be filed as an exhibit to a post-effective amendment to the Registration Statement or as an exhibit to a Current Report on Form 8-K to be filed by the Company in connection with a specific offering and incorporated by reference into the Registration Statement. The Indentures, Warrant Agreement, Deposit Agreement, Certificate of Designation, Purchase Contract Agreement and Unit Agreement are hereinafter referred to as the “Securities Documents.”
In that connection, we have reviewed the following:

(a)	The Registration Statement.

(b)	The Prospectus.

(c)
Originals or copies of such other corporate records of the Registrants, certificates of officers of the Registrants and such agreements and other documents as we have deemed necessary as a basis for the opinions expressed below.

In our review of the documents, we have assumed:

(a)	The genuineness of all signatures.

(b)	The authenticity of the documents submitted to us.

(c)	The conformity to authentic originals of any documents submitted to us as copies.

(d)	As to matters of fact, the truthfulness of the representations made in the certificates of officers of the Registrants.

(e)
That each of the Securities Documents will be the legal, valid and binding obligation of each party thereto, other than the Registrants, enforceable against each such party in accordance with its terms, and that each Securities Document will be governed by and construed in accordance with the law of the State of New York.

(f)	That:
(i)    each of the Registrants is an entity duly organized and validly existing under the laws of the jurisdiction of its organization.
(ii)     each of the Registrants has the power and authority (corporate or otherwise) to execute, deliver and perform, and has duly authorized and will duly execute and deliver the Securities Documents to which it is or will be a party.
(iii)     The execution, delivery and performance by each of the Registrants of the Securities Documents to which it is or will be a party have been duly authorized by all necessary action (corporate or otherwise) and do not and will not:
(A)     contravene its respective certificate or articles of incorporation, limited liability company agreement, bylaws or other organizational documents;
(B)     except with respect to Generally Applicable Law, violate any law, rule or regulation applicable to it; or
(C)     result in any conflict with, or breach of, any agreement or document binding on it.
(iv)     No authorization, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for the due execution, delivery or performance by any of the Registrants of any Securities Document to which it is or will be a party or, if any such authorization, approval, consent, action, notice or filing is required, it has been duly obtained, taken, given or made and is in full force and effect.

(g)
At the time of any offering or sale, the Securities and the Securities Documents relating thereto will have been specifically authorized for issuance and execution and delivery by the parties thereto by their respective Board of Directors or Board of Managers or an authorized committee thereof.

(h)
Any Securities issuable upon conversion, exchange or exercise of any Security being offered will, at the time of such offering or sale, have been duly authorized, created and, if appropriate, reserved for issuance upon such conversion, exchange or exercise.

(i)
Any Securities consisting of Common Stock, Preferred Stock, Depositary Shares or Warrants, including Common Stock or Preferred Stock issuable upon conversion, exchange or exercise of any Security being offered, will when so issued have been duly authorized, executed and delivered, against receipt of the consideration approved by the Company which will be no less than the par value thereof.

(j)
With respect to the issuance and sale of any Debt Securities, (i) the Indenture will have been duly executed and delivered by the Company and the Guarantor, if applicable, and the Trustee, and (ii) the Debt Securities, when issued, will be executed, authenticated, issued and delivered (a) against receipt of the consideration therefor approved by the Company, and (b) as provided in the Indenture.

(k)
With respect to the issuance and sale of any Depositary Shares, we have assumed that (i) the related Deposit Agreement will have been duly executed and delivered by the Company and the Depositary, and (ii) the Depositary Shares, when issued, will be executed, issued and delivered (and the Company will have deposited shares of the Preferred Stock with the Depositary pursuant to such Deposit Agreement) (a) against receipt of the consideration therefor approved by the Company and (b) as provided in such Deposit Agreement.

(l)
With respect to the issuance and sale of any Warrants, we have assumed that (i) the related Warrant Agreement will have been duly executed and delivered by the Company and the Warrant Agent, and (ii) the Warrants, when issued, will be executed, countersigned by the Warrant Agent, issued and delivered (a) against receipt of the consideration therefor approved by the Company and (b) as provided in such Warrant Agreement.

(m)
With respect to the issuance and sale of any Purchase Contracts, we have assumed that (i) the related Purchase Contract Agreement will have been duly executed and delivered by the Company and the Purchase Contract Agent, and (ii) the Purchase Contracts, when issued, will be executed, countersigned by the Purchase Contract Agent, issued and delivered (a) against receipt of the consideration therefor approved by the Company and (b) as provided in such Purchase Contract Agreement.

(n)
With respect to the issuance and sale of any Purchase Units, we have assumed that (i) the related Unit Agreement will have been duly executed and delivered by the Company and the Unit Agent, and (ii) the Purchase Units, when issued, will be executed, countersigned by the Unit Agent, issued and delivered (a) against receipt of the consideration therefor approved by the Company and (b) as provided in such Unit Agreement.

We have not independently established the validity of the foregoing assumptions.
“Generally Applicable Law” means the federal law of the United States of America, and the law of the State of New York (including the rules and regulations promulgated thereunder or pursuant thereto) that a New York lawyer exercising customary professional diligence would reasonably be expected to recognize as being applicable to the Registrants, the Securities Documents or the transactions governed by the Securities Documents, and for purposes of assumption paragraph (f), the General Corporation Law of the State of Delaware. Without limiting the generality of the foregoing definition of Generally Applicable Law, the term “Generally Applicable Law” does not include any law, rule or regulation that is applicable to the Registrants, the Securities Documents or such transactions solely because such law, rule or regulation is part of a regulatory regime applicable to any party to any of the Securities Documents or any of its affiliates due to the specific assets or business of such party or such affiliate.
Based upon the foregoing and upon such other investigation as we have deemed necessary and subject to the qualifications set forth below, we are of the opinion that:

1.
The Indenture, when duly executed and delivered by the Company and the Guarantor, if applicable, will be the legal, valid and binding obligation of the Company and the Guarantor, if applicable, enforceable against the Company and the Guarantor in accordance with its terms.

2.
Any Securities consisting of Debt Securities will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms and will be entitled to the benefits of the Indenture.

3.
Any Securities consisting of Guarantees will constitute valid and binding obligations of the Guarantor, enforceable against the Guarantor in accordance with their terms and will be entitled to the benefits of the Indenture.

4.	Any Securities consisting of Depositary Shares will be validly issued.

5.	Any Securities consisting of Warrants will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

6.	Any Securities consisting of Purchase Contracts will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

7.	Any Securities consisting of Purchase Units will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

Our opinions expressed above are subject to the following qualifications:

(a)	Our opinions above are subject to:

i.	the effect of any bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors’ rights generally (including, without limitation, fraudulent conveyance laws);

ii.
the effect of general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief (regardless of whether considered in a proceeding in equity or at law);

iii.	public policy considerations, statutes or court decisions that may limit the rights of a party to obtain indemnification against its own gross negligence, willful misconduct or unlawful conduct; and

iv.	the unenforceability under certain circumstances of broadly or vaguely stated waivers or waivers of rights granted by law where the waivers are against public policy or prohibited by law.

(b)
With respect to Debt Securities denominated in a currency other than United States dollars, if any, we express no opinion as to whether a court would award a judgment in a currency other than United States dollars.

(c)	Our opinions are limited to Generally Applicable Law and we do not express any opinion herein concerning any other law.

This opinion letter speaks only as of the date hereof. We expressly disclaim any responsibility to advise you of any development or circumstance of any kind, including any change of law or fact, that may occur after the date of this opinion letter that might affect the opinions expressed herein.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading “Legal Matters” in the Prospectus. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations promulgated thereunder.
Very truly yours,
,

/s/ O'MELVENY & MYERS LLP